Exhibit (a)(5)(iv)

Source: Sonic Financial Corporation

August 16, 2019 06:00 ET

Sonic Financial Corporation Commences Tender Offer for All Shares of Speedway Motorsports, Inc. for $19.75 per Share in Cash

CHARLOTTE, N.C., Aug. 16, 2019 (GLOBE NEWSWIRE) -- Sonic Financial Corporation (“Sonic Financial”) today announced that Speedco, Inc., a wholly owned subsidiary of Sonic Financial (“Speedco”), has commenced a tender offer to acquire all of the outstanding shares of common stock of Speedway Motorsports, Inc. (NYSE: TRK) (“Speedway Motorsports”) at a price of $19.75 per share in cash. The tender offer is being made pursuant to the previously announced agreement and plan of merger, dated as of July 23, 2019, among Speedway Motorsports, Sonic Financial and Speedco. The tender offer period will expire one minute after 11:59 p.m., New York City Time, on September 16, 2019, unless the offer is extended or earlier terminated.

Sonic Financial and Speedco will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”). The Offer to Purchase and the related Letter of Transmittal contained within the Schedule TO will set forth the terms and conditions of the tender offer. Speedway Motorsports will also file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which will include the unanimous recommendation of the board of directors of Speedway Motorsports (based on the unanimous recommendation of a special committee comprised solely of independent and disinterested directors) that Speedway Motorsports stockholders tender their shares in the tender offer.

The closing of the tender offer is subject to several conditions, including a non-waivable condition of the tender by more than 50% of the outstanding shares of common stock of Speedway Motorsports not held by Sonic Financial, O. Bruton Smith, his family and certain other related parties and, subject to waiver, other customary conditions. The tender offer is not subject to any financing condition.

After completion of the tender offer, Sonic Financial will acquire all remaining shares of Speedway Motorsports stock not held by Sonic Financial or Speedco at the same price of $19.75 per share through a merger of Speedco and Speedway Motorsports in which Speedway Motorsports will be the surviving corporation and will become a wholly owned subsidiary of Sonic Financial.  The closing of the tender offer and merger transaction is expected to take place in the third quarter of 2019.

The complete terms and conditions of the tender offer and the merger transaction will be set out in the Offer to Purchase, which will be filed with the SEC. Speedway Motorsports stockholders may access copies of all of the tender offer documents (when available), including the Offer to Purchase and the Solicitation/Recommendation Statement on Schedule 14D-9, free of charge on the SEC's website (www.sec.gov). The Solicitation/Recommendation Statement on Schedule 14D-9 will also be located on the “Investors” page of the Speedway Motorsports’ website, and the Offer to Purchase and the other related materials will be available directly from MacKenzie Partners, Inc., the information agent for the tender offer, (800) 322-2885 or (212) 929-5500 or via email at tenderoffer@mackenziepartners.com.

BofA Merrill Lynch is acting as financial adviser to Sonic Financial and Kirkland & Ellis LLP and Parker Poe Adams & Bernstein LLP are acting as legal counsel to Sonic Financial. Morgan Stanley & Co. LLC is acting as financial advisor to the special committee of Speedway Motorsports’ board of directors and Simpson Thacher & Bartlett LLP is acting as legal counsel to such special committee. McGuireWoods LLP is acting as legal counsel to Speedway Motorsports.

About Sonic Financial Corporation

Sonic Financial is a privately held corporation controlled by O. Bruton Smith and members of his family and affiliated entities and trusts.  Sonic Financial was incorporated in 1987 and is based in Charlotte, North Carolina.  In addition to its shares in Speedway Motorsports, Sonic Financial holds shares in Sonic Automotive, Inc., a publicly traded automotive retailer.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Speedway Motorsports.  Sonic Financial and Speedco will file with the SEC a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and Speedway Motorsports will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC.  Speedway Motorsports and certain other persons, including Sonic Financial, will file a Schedule 13E-3 transaction statement with the SEC.  The offer to purchase shares of Speedway Motorsports’ common stock is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER AND THE SCHEDULE 13E-3 TRANSACTION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of these materials (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885 or (212) 929-5500 or via email at tenderoffer@mackenziepartners.com.  Copies of Speedway Motorsports’ filings with the SEC may be obtained free of charge at the “Investor Relations” section of Speedway Motorsports’ website at http://www.speedwaymotorsports.com or by directing a request to: Speedway Motorsports, Inc., 5555 Concord Parkway South Concord, North Carolina 28027, Attn: Investor Relations, (704) 455-3239.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements relating to the proposed acquisition of Speedway Motorsports by Sonic Financial and other matters that are not historical facts.  Statements in this news release that relate to future results and events are forward-looking statements based on Sonic Financial’s current plans and expectations and are subject to a number of risks and uncertainties, including risks and uncertainties with respect to Sonic Financial, Speedway Motorsports, the tender offer or the merger, that could cause actual results to differ materially from those described in these forward-looking statements.

Contact: James N. Greene, Partner at Parker Poe Adams & Bernstein LLP – (704) 335-9896.